Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 16, 2007 accompanying the financial statements of Brad Foote Gear Works, Inc. for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 included in the Current Report of Broadwind Energy, Inc. on Form 8-K/A filed on January 4, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Pasquesi Sheppard LLC
Pasquesi Sheppard LLC

December 9, 2009